Pricing Supplement No. 1869BK
To underlying supplement No. 1 dated October 1, 2012,
product supplement BK dated October 5, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated November 1, 2013; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$2,521,000 High/Low Coupon Autocallable Securities Linked to the Lesser Performing of the Energy Select Sector SPDR® Fund and the Materials Select Sector SPDR® Fund due May 6, 2015
General
•
The securities are designed for investors who seek a return linked to the lesser performing of the Energy Select Sector SPDR® Fund and the Materials Select Sector SPDR® Fund (each, an “Underlying”). In addition, the securities will pay a variable Coupon that accrues at a rate that will depend on whether a Knock-In Event occurs. For any quarterly Observation Period, if a Knock-In Event has not occurred in that Observation Period or any preceding quarterly Observation Period, the Coupon will accrue at an annual rate of 7.65% for that Observation Period. If a Knock-In Event has occurred on any day during any quarterly Observation Period, the Coupon for that Observation Period and every subsequent Observation Period will accrue at an annual rate of 1.00% until an Automatic Call or maturity of the securities.

•
The securities are not subject to an Automatic Call until six months after the Trade Date (the second Observation Date). The securities will be automatically called if the Closing Prices of both Underlyings on any Observation Date (other than the first Observation Date) are greater than or equal to their respective Initial Prices. If the securities are automatically called, you will receive your initial investment plus accrued Coupon on the applicable Call Settlement Date, and no additional Coupon will accrue following the Automatic Call.

•
If the securities are not automatically called and a Knock-In Event has not occurred, you will receive the return of your initial investment at maturity. If the securities are not automatically called and a Knock-In Event has occurred, you will be fully exposed to the negative Underlying Return of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” and you will lose a significant portion or all of your initial investment (excluding any Coupon payments). Any Coupon payments, Payment at Maturity or Payment upon an Automatic Call is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch due May 6, 2015
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
•	The securities priced on November 1, 2013 (the “Trade Date”) and are expected to settle on November 6, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying:		Ticker Symbol	Initial Price	Threshold Price
	Energy Select Sector SPDR® Fund	XLE	$86.11	$55.97, equal to 65.00% of the Initial Price
	Materials Select Sector SPDR® Fund	XLB	$43.68	$28.39, equal to 65.00% of the Initial Price
Coupon:
•          For any quarterly Observation Period, if a Knock-In Event has not occurred in that Observation Period or any preceding quarterly Observation Period, the Coupon will accrue at a rate of 7.65% per annum for that Observation Period.
•          If a Knock-In Event occurs during any quarterly Observation Period, the Coupon for that Observation Period and every subsequent Observation Period will accrue at a rate of 1.00% per annum until an Automatic Call or maturity.
The Coupon will be paid in arrears on the Coupon Payment Dates as described below. No Coupon will accrue following an Automatic Call.

Coupon Payment Dates†:
The Coupon will be paid quarterly in arrears on the third business day following each Observation Date and, in the case of the final Observation Date, on the Maturity Date. If the securities are automatically called prior to the Final Valuation Date, the accrued and unpaid Coupon will be paid on the applicable Call Settlement Date.

Observation Period:
There are six quarterly Observation Periods. The first quarterly Observation Period will be from but excluding the Trade Date to and including the first Observation Date. Each subsequent quarterly Observation Period will be from but excluding an Observation Date to and including the next Observation Date.

Observation Dates††:	February 3, 2014, May 1, 2014, August 1, 2014, November 3, 2014, February 2, 2015 and May 1, 2015 (Final Valuation Date)
 (Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is $990.30 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$2,521,000.00	$0.00	$2,521,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,521,000.00	$324.70

Deutsche Bank Securities
November 1, 2013

(Key Terms continued from previous page)
Automatic Call:
The securities are not subject to an Automatic Call until six months after the Trade Date (the second Observation Date). The securities will be automatically called if the Closing Prices of both Underlyings on any Observation Date (other than the first Observation Date) are greater than or equal to their respective Initial Prices. Payment upon an Automatic Call plus any accrued and unpaid Coupon will be paid on the applicable Call Settlement Date. No Coupon will accrue or be payable following an Automatic Call.

Payment upon an Automatic Call:
If the securities are automatically called on an Observation Date, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to $1,000 (excluding any Coupon payment) on the related Call Settlement Date.

Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity (excluding any Coupon payment) will depend on whether a Knock-In Event has occurred.
•	If a Knock-In Event has not occurred during any Observation Period, you will be entitled to receive a cash payment of $1,000 per $1,000 Face Amount of securities.
•
If a Knock-In Event has occurred during any Observation Period, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount and the Underlying Return of the Laggard Underlying.
If the securities are not automatically called and a Knock-In Event occurs, the Underlying Return of the Laggard Underlying will be negative, and you will lose 1.00% of the Face Amount for every 1.00% the Final Price of the Laggard Underlying is less than its Initial Price. Accordingly, under these circumstances, you will lose a significant portion or all of your initial investment (excluding any Coupon payments).

Any Payment at Maturity is subject to the credit of the Issuer.
Laggard Underlying:
The Underlying with the lower Underlying Return on the Final Valuation Date.  If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Price – Initial Price Initial Price
Threshold Price:	For each Underlying, 65.00% of its Initial Price, as set forth in the table above
Knock-In Event:	A Knock-In Event occurs if the Closing Price of either Underlying is less than its Threshold Price on any day during any Observation Period.
Initial Price:	For each Underlying, the Closing Price of such Underlying on the Trade Date, as set forth in the table above
Final Price:	For each Underlying, the Closing Price of such Underlying on the Final Valuation Date
Closing Price:	For each Underlying, the closing pricing of one share of the Underlying on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Underlying.
Share Adjustment Factor:
For each Underlying, initially 1.0, subject to adjustment for certain actions affecting the Underlying.  See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.

Call Settlement Date:	The third business day after the related Observation Date. The last Call Settlement Date will be the Maturity Date.
Trade Date:	November 1, 2013
Settlement Date:	November 6, 2013
Final Valuation Date††:	May 1, 2015
Maturity Date††:	May 6, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RFM0
ISIN:	US25152RFM07
† If the Maturity Date is postponed, the Coupon due on the Maturity Date will be paid on the Maturity Date as postponed, with the same force and effect as if the Maturity Date had not been postponed, but no additional Coupon will accrue or be payable as a result of the delayed payment.
†† Subject to adjustment as described under "Description of Securities — Adjustments to Valuation Dates and Payment Dates" in the accompanying product supplement.

ISSUER’S ESTIMATED VALUE OF THE SECURITIES

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

•
You should read this pricing supplement together with underlying supplement No. 1 dated October 1, 2012, product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

•
Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•
This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

•
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

•
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Payment at Maturity and Coupon Payments on the Securities

The tables and hypothetical examples set forth below illustrate the hypothetical payments on the securities per $1,000 Face Amount of securities.  The tables and examples reflect the the Coupon rate of 7.65% per annum if a Knock-In Event does not occur and the Coupon rate of 1.00% per annum if a Knock-In Event has occurred.

The tables and examples below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will depend on whether and when a Knock-In Event occurs and the Closing Prices of the Underlyings on the Observation Dates (including the Final Valuation Date).  The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals.  The numbers appearing in the tables and examples below have been rounded for ease of analysis.

The table below illustrates the hypothetical Payments at Maturity on the securities (excluding any Coupon payment), assuming the securities are not automatically called. Because the securities are not automatically called on the Final Valuation Date, the Underlying Return of at least one of the Underlyings, and therefore the Laggard Underlying, will be less than zero.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the payment on the Maturity Date.  The Laggard Underlying may not be the Underlying that caused the Knock-In Event.

	A Knock-In Event does occur		A Knock-In Event does not occur
Underlying Return of the Laggard Underlying	Payment at Maturity (Excluding Coupon Payment) ($)	Return on the Securities at Maturity (Excluding Coupon Payment) (%)	Payment at Maturity (Excluding Coupon Payment) ($)	Return on the Securities at Maturity (Excluding Coupon Payment) (%)
-1.00%	$990.00	-1.00%	$1,000.00	0.00%
-10.00%	$900.00	-10.00%	$1,000.00	0.00%
-20.00%	$800.00	-20.00%	$1,000.00	0.00%
-25.00%	$750.00	-25.00%	$1,000.00	0.00%
-30.00%	$700.00	-30.00%	$1,000.00	0.00%
-35.00%	$650.00	-35.00%	$1,000.00	0.00%
-40.00%	$600.00	-40.00%	N/A	N/A
-50.00%	$500.00	-50.00%	N/A	N/A
-60.00%	$400.00	-60.00%	N/A	N/A
-70.00%	$300.00	-70.00%	N/A	N/A
-80.00%	$200.00	-80.00%	N/A	N/A
-90.00%	$100.00	-90.00%	N/A	N/A
-100.00%	$0.00	-100.00%	N/A	N/A

The table and hypothetical examples below illustrate the hypothetical total Coupon payments per $1,000 Face Amount of securities, assuming the securities are not automatically called prior to the Final Valuation Date and there are exactly three calendar months in each Observation Period.  The total Coupon payments on the securities will depend on whether and when a Knock-In Event occurs.

Time of First Knock-In Event	Total Coupon Payments
During the first Observation Period	$15.000
During the second Observation Period	$31.625
During the third Observation Period	$48.250
During the fourth Observation Period	$64.875
During the fifth Observation Period	$81.500
During the sixth Observation Period	$98.125
No Knock-In Event occurs	$114.750

Examples of Calculation of Payments on the Securities

The following six hypothetical examples illustrate how the payments on the securities are calculated if the securities are not automatically called prior to the Final Valuation Date.

Example 1: A Knock-In Event has not occurred prior to the Final Valuation Date, the Underlying Return of the Laggard Underlying is -10.00% and the Final Price of the other Underlying is greater than its Threshold Price. Because the Final Price of the Laggard Underlying is less than its Initial Price, the securities are not automatically called on the Final Valuation Date. Because the Final Prices of both Underlyings are greater than their respective Threshold Prices, a Knock-In Event does not occur on the Final Valuation Date. Because a Knock-In Event has not occurred, the investor will receive at maturity a cash payment of $1,000 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $114.75 per $1,000 Face Amount of securities, calculated as follows:

$1,000 x 7.65% x (6 / 4) = $114.75

Because a Knock-In Event has not occurred, the Coupon will accrue at 7.65% per annum for the entire term of the security. Accordingly, the total payment on the securities will be $1,114.75 per $1,000 Face Amount of securities, resulting in a 11.475% return on the securities.

Example 2: A Knock-In Event has occurred during the first Observation Period, the Underlying Return of the Laggard Underlying is -10.00% and the Final Price of the other Underlying is greater than its Threshold Price. Because the Final Price of the Laggard Underlying is less than its Initial Price, the securities are not automatically called on the Final Valuation Date. Because a Knock-In Event has occurred during the first Observation Period, the investor will be fully exposed to the decline in the Final Price of the Laggard Underlying from its Initial Price and will receive at maturity a cash payment of $900 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $15.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 x 1.00% x (6 / 4) = $15.00

Because a Knock-In Event has occurred during the first Observation Period, the Coupon will accrue at 1.00% per annum for the entire term of the security. Accordingly, the total Coupon payments in Example 2 is significantly less than the total Coupon payments in Example 1, and the total payment on the securities will be $915.00 per $1,000 Face Amount of securities, resulting in a loss of 8.50% on the securities.

Example 3: A Knock-In Event has not occurred prior to the Final Valuation Date and the Final Prices of both Underlyings are greater than their respective Initial Prices. Because the Final Prices of both Underlyings are greater than their respective Initial Prices, the securities are automatically called on the Final Valuation Date. As a result, the investor will receive a Payment upon an Automatic Call of $1,000 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $114.75 per $1,000 Face Amount of securities, calculated as follows:

$1,000 x 7.65% x (6 / 4) = $114.75

Because a Knock-In Event has not occurred, the Coupon will accrue at 7.65% per annum for the entire term of the securities. Accordingly, the total payment on the securities will be $1,114.75 per $1,000 Face Amount of securities, resulting in a 11.475% return on the securities.

Example 4: A Knock-In Event has occurred during the second Observation Period and the Final Prices of both Underlyings are greater than their respective Initial Prices. Because the Final Prices of both Underlyings are greater than their respective Initial Prices, the securities are automatically called on the Final Valuation Date. As a result, the investor will receive a Payment upon an Automatic Call of $1,000 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $31.625 per $1,000 Face Amount of securities, calculated as follows:

[$1,000 x 7.65% x (1 / 4)] + [$1,000 x 1.00% x (5 / 4)] = $19.125 + $12.50 = $31.625

Because a Knock-In Event has occurred during the second Observation Period, the Coupon will accrue at 7.65% per annum for the first Observation Period and 1.00% per annum for the second, third, fourth, fifth and sixth Observation Periods. Accordingly, the total Coupon payments in Example 4 is less than the total Coupon payments in Example 3, and the total payment on the securities will be $1,031.625 per $1,000 Face Amount of securities, resulting in a 3.1625% return on the securities.

Example 5: A Knock-In Event has not occurred prior to the Final Valuation Date, the Underlying Return of the Laggard Underlying is -50.00% and the Final Price of the other Underlying is greater than its Initial Price. Because the Final Price of the Laggard Underlying is less than its Threshold Price, a Knock-In Event has occurred on the Final Valuation Date, and the securities are not automatically called on the Final Valuation Date. The investor will be fully exposed to the decline in the Final Price of the Laggard Underlying from its Initial Price and will receive at maturity a cash payment of $500 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $98.125 per $1,000 Face Amount of securities, calculated as follows:

[$1,000 x 7.65% x (5 / 4)] + [$1,000 x 1.00% x (1 / 4)] = $95.625 + $2.50 = $98.125

Because a Knock-In Event has occurred during the sixth Observation Period, the Coupon will accrue at 7.65% per annum for the first, second, third, fourth and fifth Observation Periods and 1.00% per annum for the sixth Observation Period. Accordingly, the total payment on the securities will be $598.125 per $1,000 Face Amount of securities, resulting in a loss of 40.1875% on the securities.

Example 6: A Knock-In Event has occurred during the third Observation Period, the Underlying Return of the Laggard Underlying is -60.00% and the Final Price of the other Underlying is less than its Threshold Price. Because the Final Price of the Laggard Underlying is less than its Initial Price, the securities are not automatically called on the Final Valuation Date. Because a Knock-In Event has occurred during the third Observation Period, the investor will be fully exposed to the decline in the Final Price of the Laggard Underlying from the Initial Price and will receive at maturity a cash payment of $400 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $48.25 per $1,000 Face Amount of securities, calculated as follows:

[$1,000 x 7.65% x (2 / 4)] + [$1,000 x 1.00% x (4 / 4)] = $38.25 + $10.00 = $48.25

Because a Knock-In Event has occurred during the third Observation Period, the Coupon will accrue at 7.65% per annum for the first and second Observation Periods and 1.00% per annum for the third, fourth, fifth and sixth Observation Periods. Accordingly, the total payment on the securities will be $448.25 per $1,000 Face Amount of securities, resulting in a loss of 55.175% on the securities.

The following hypothetical example illustrates how the payment on the securities is calculated if the securities are automatically called prior to the Final Valuation Date.

Example 7: A Knock-In Event has occurred during the second Observation Period and the Closing Prices of both Underlyings are greater than their respective Initial Prices on the third Observation Date. Because the Closing Prices of both Underlyings are greater than their respective Initial Prices on the third Observation Date, the securities are automatically called. As a result, the investor will receive a Payment upon an Automatic Call of $1,000. The investor will also receive total Coupon payments of $24.125 per $1,000 Face Amount of securities, calculated as follows:

[$1,000 x 7.65% x (1 / 4)] + [$1,000 x 1.00% x (2 / 4)] = $19.125 + $5.00 = $24.125

Because a Knock-In Event has occurred during the second Observation Period, the Coupon will accrue at 7.65% per annum for the first Observation Period, 1.00% per annum for the second and third Observation Periods and no Coupon will accrue following the Automatic Call. Accordingly, the total Coupon payments in Example 7 is less than the total Coupon payments in Example 4, and the total payment on the securities will be $1,024.125 per $1,000 Face Amount of securities, resulting in a 2.4125% return on the securities.

Selected Purchase Considerations

•
THE SECURITIES OFFER A VARIABLE COUPON — The securities will pay a variable Coupon that accrues at a rate that will depend on whether a Knock-In Event occurs. For any quarterly Observation Period, if a Knock-In Event has not occurred in that Observation Period or any preceding quarterly Observation Period, the Coupon will accrue at an annual rate of 7.65% for that Observation Period. If a Knock-In Event has occurred during any quarterly Observation Period, the Coupon for that Observation Period and every subsequent Observation Period will accrue at an annual rate of 1.00% until an Automatic Call or maturity. The higher Coupon rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating but will accrue only as long as a Knock-In Event has not occurred during any Observation Period. If the Closing Price of either Underlying declines below its applicable Threshold Price on any day during any Observation Period, a Knock-In Event will have occurred, and the Coupon will accrue at only 1.00% per annum for that Observation Period and every subsequent Observation Period. The Coupon will be payable on the applicable Call Settlement Date if the securities are automatically called. No Coupon will accrue or be payable following an Automatic Call.  Because the securities are our senior unsecured obligations, any Coupon payments, Payment at Maturity Payment or upon an Automatic Call is subject to the credit of the Issuer.

•
POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the securities are not subject to an Automatic Call until six months after the Trade Date (the second Observation Date), the securities will be automatically called if the Closing Prices of both Underlyings on any Observation Date (other than the first Observation Date) are greater than or equal to their respective Initial Prices. If the securities are automatically called, you will be entitled to receive a cash payment of $1,000 per $1,000 Face Amount of securities on the related Call Settlement Date.  No Coupon will accrue or be payable following an Automatic Call.

•
RETURN LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS — The return on the securities is linked to the lesser performing of the Energy Select Sector SPDR® Fund and the Materials Select Sector SPDR® Fund. If a Knock-In Event occurs and the securities are not automatically called, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

Energy Select Sector SPDR® Fund

The Energy Select Sector SPDR® Fund seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Energy Select Sector Index (the “Energy Tracked Index”). The Energy Tracked Index measures the performance of the energy sector of the U.S. equity market. The Energy Tracked Index includes companies from the following industries: oil, gas, consumable fuels, energy equipment and services. The Energy Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLE.” It is possible that the Energy Select Sector SPDR® Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Energy

Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Energy Select Sector SPDR® Fund, the fees and expenses of the Energy Select Sector SPDR® Fund or due to other circumstances. This section is only a summary of the Energy Select Sector SPDR® Fund. For more information on the Energy Select Sector SPDR® Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds — The Select Sector SPDR Exchange Traded Funds — The Energy Select Sector SPDR® Fund” in the accompanying underlying supplement No. 1 dated October 1, 2012.

Materials Select Sector SPDR® Fund

The Materials Select Sector SPDR® Fund seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Materials Select Sector Index (the “Materials Tracked Index”). The Materials Select Sector Index measures the performance of the materials sector of the U.S. equity market. The Materials Select Sector Index includes companies from the following industries: chemicals, construction materials, containers and packaging, metals and mining and paper and forest products. The Materials Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLB.” It is possible that the Materials Select Sector SPDR® Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Materials Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Materials Select Sector SPDR® Fund, the fees and expenses of the Materials Select Sector SPDR® Fund or due to other circumstances. This section is only a summary of the Materials Select Sector SPDR® Fund. For more information on the Materials Select Sector SPDR® Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds — The Select Sector SPDR Exchange Traded Funds — The Materials Select Sector SPDR® Fund” in the accompanying underlying supplement No. 1 dated October 1, 2012.

•
TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities.  If this treatment is respected, you generally should recognize capital gain or loss on the taxable disposition (including retirement) of your securities, which should be long-term capital gain or loss if you have held the securities for more than one year. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in either or both of the Underlyings or in any of the component securities held by either or both of the Underlyings. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive your initial investment at maturity so long as the Closing Prices of the Underlyings have never been less than their respective Threshold Prices on any day during any Observation Period. However, if the Closing Price of either Underlying is less than its Threshold Price on any day during any Observation Period, a Knock-In Event will have occurred, and you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. Under these circumstances, you will lose a significant portion or all of your initial investment in the securities. Because the securities are our senior unsecured obligations, any Coupon payments, Payment at Maturity or Payment upon an Automatic Call is subject to the credit of the Issuer.

•
YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPON PAYMENTS REGARDLESS OF ANY APPRECIATION IN THE UNDERLYINGS — The securities will not pay more than the Face Amount, plus any accrued and unpaid Coupon, at maturity or upon an Automatic Call. You will not participate in the appreciation of the Underlyings even if the Final Prices of both Underlyings are greater than or equal to their respective Initial Prices. The maximum Payment upon an Automatic Call or Payment at Maturity will be $1,000 per $1,000 Face Amount of securities (excluding Coupon payments), regardless of any appreciation of the Underlyings, which may be significant.

•
THE COUPON WILL ACCRUE AT ONLY 1.00% PER ANNUM IF A KNOCK-IN EVENT HAS OCCURRED — If the Closing Price of either Underlying declines below its Threshold Price on any day during any Observation Period, a Knock-In Event will have occurred, and the Coupon for that Observation Period and every subsequent Observation Period will accrue at an annual rate of only 1.00% until an Automatic Call or maturity. The higher Coupon Rate of 7.65% per annum will accrue only as long as a Knock-In Event has not occurred in the relevant Observation Period or any preceding quarterly Observation Period. If a Knock-In Event occurs during the first Observation Period, you will receive Coupon payments at only 1.00% per annum for the entire term of the securities.

•
REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•
IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED AND A KNOCK-IN EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD UNDERLYING — If the securities are not automatically called and a Knock-In Event occurs, the Payment at Maturity will be determined solely by reference to the Laggard Underlying, the Underlying Return of which will be negative.

•
YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OF EACH UNDERLYING — Your return on the securities, if any, including the Coupon payments, Payment upon an Automatic Call and Payment at Maturity are not linked to a basket consisting of the Underlyings. Rather, the payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by either of the Underlyings over the term of the securities will negatively affect your payment on the securities and will not be offset or mitigated by a positive performance by the other Underlying.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Underlyings or holders of the component securities held by the Underlyings would have.

•
THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior, unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its obligations you might not receive the amount(s) owed to you under the terms of the securities and you could lose your entire initial investment.

•
THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•
INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE COMPONENT SECURITIES HELD BY THE UNDERLYINGS — The return on your securities may not reflect the return you would realize if you were directly invested in the Underlyings or the component securities held by the Underlyings. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of shares of the Underlyings or of the component securities held by the Underlyings would have.

•
IF THE PRICE OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your Securities may trade quite differently from the shares of the Underlyings. Changes in the market price of the shares of the Underlyings may not result in a comparable change in the value of your securities.

•
THE ANTI-DILUTION PROTECTION IS LIMITED — For each Underlying, the calculation agent will make adjustments to the relevant Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of such Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to each Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the relevant Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•
RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY — The stocks composing the Energy Tracked Index and that are generally tracked by the Energy Select Sector SPDR® Fund, are stocks of companies representing the energy sector of the U.S. equity market. The stocks composing the Materials Tracked Index and that are generally tracked by the Materials Select Sector SPDR® Fund, are stocks of companies representing the materials sector of the U.S. equity market. The component securities held by the Underlyings may be subject to increased price volatility as they are each linked to a single sector and may be more susceptible to economic, market, political or regulatory occurrences affecting their relevant sector. These factors could cause or contribute to large movements in the price of shares of the Underlyings which may adversely affect the value of the securities.

•
FLUCTUATION OF NAV —  The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The prices of the shares of the Underlyings may fluctuate in accordance with changes in their respective NAVs and supply and demand on the applicable stock exchanges. In addition, the prices of the shares of the Underlyings may differ from their respective NAV per share; the Underlyings may trade at, above or below their respective NAV per share.

•
ADJUSTMENTS TO THE UNDERLYINGS OR THEIR RESPECTIVE TRACKED INDICES COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — SSgA Funds Management, Inc. (“SSFM”) is the investment advisor to both of the Underlyings, each of which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Energy Select Sector Index and the Materials Select Sector Index (each, a “Tracked Index”), respectively. Bank of America Merrill Lynch in consultation with Standard & Poors may add, delete or substitute the stocks composing the Tracked Indices, which could change the value of the Tracked Indices. Pursuant to its investment strategy or otherwise, SSFM may add, delete or substitute the component securities held by the Underlyings. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Underlyings, which could cause the prices of the shares of the Underlyings to decline.

•
THE UNDERLYINGS AND THEIR RESPECTIVE TRACKED INDICES ARE DIFFERENT — The performance of the Underlyings may not exactly replicate the performance of their respective Tracked Indices because the Underlyings will reflect transaction costs and fees that are not included in the calculation of their respective Tracked Indices. It is also possible that the Underlyings may not fully replicate or may in certain circumstances diverge significantly from the performance of their respective Tracked Indices due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlyings or due to other circumstances. Finally, because the shares of the Underlyings are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of an Underlying may differ from the net asset value per share of such Underlying. For all of the foregoing reasons, the performance of the Underlyings may not correlate with the performance of their respective Tracked Indices.

•
THERE IS NO AFFILIATION BETWEEN THE UNDERLYINGS AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE UNDERLYINGS — We are not affiliated with the Underlyings or the issuers of the component securities held by the Underlyings or underlying the Tracked Indices (such stocks, “Underlying Stocks”; the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither of the Underlyings nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. Neither of the Underlyings nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

•
PAST PERFORMANCE OF THE UNDERLYINGS, THEIR RESPECTIVE TRACKED INDICES OR THE COMPONENT SECURITIES HELD BY THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings, their respective Tracked Indices or of the component securities held by the Underlyings over the term of the securities may bear little relation to the historical prices of shares of the Underlyings or of the component securities held by the Underlyings, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings, their respective Tracked Indices or of the component securities held by the Underlyings.

•
THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. Deutsche Bank AG and its affiliates intend to act as market-makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities. If, at any time, Deutsche Bank AG or its affiliates do not act as market-makers, it is likely that there would be little or no secondary market for the securities.

•
ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER'S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of your securities, the Issuer's estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer's estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer's estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the

Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer's estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the prices of the Underlyings on any day will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether a Knock-In Event has occurred;

•	the expected volatility of the Underlyings;

•	the time remaining to maturity of the securities;

•	the market price of and dividend rate on the shares of the Underlyings and the component securities held by the Underlyings;

•	the occurrence of certain events affecting the Underlyings that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the market generally and in the markets of the shares of the Underlyings and the component securities held by the Underlyings;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings, the Tracked Indices or markets generally;

•	the composition of the investment portfolios of the Underlyings and any changes thereto;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY AFFECT THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlyings and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

•
OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. The calculation agent will determine, among other things, whether a Knock-In Event has occurred, the Final Prices and Underlying Returns of the Underlyings, the Coupon payments and the amount that Deutsche Bank AG will pay you upon an Automatic Call or at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The determination of a market disruption event by the calculation agent could adversely affect the amount payable on the securities.

•
THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the Energy Select Sector SPDR® Fund and the Materials Select Sector SPDR® Fund based on daily closing prices from October 29, 2008 through October 29, 2013. The closing price of the Energy Select Sector SPDR® Fund on November 1, 2013 was $86.11. The closing price of the Materials Select Sector SPDR® Fund on November 1, 2013 was $43.68. We obtained the historical closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of either Underlying on any day during any Observation Period, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.